Exhibit 99.1
AVX Corporation Announces Second Quarter Results

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- October 25, 2007 -- AVX Corporation (NYSE:  AVX)

Quarter highlights:
•	Revenue increased $17.5 million, or 4.6%, to $400.7 million compared to the previous quarter and also increased $26.1 million, or 7.0%, over the same quarter last year.
•	Non-GAAP diluted earnings per share, excluding special charges, were $0.23 per diluted share compared to earnings per share of $0.22 in the same quarter last year.
•	Dividends of $6.9 million, or $0.04 per share, were paid during the current quarter.
•	Completed the acquisition of American Technical Ceramics Corp. (“ATC”) on September 25, 2007.

AVX today reported that net sales for the quarter ended September 30, 2007 were $400.7 million which represents a 7.0% increase over the same quarter last year and a 4.6% increase over the previous quarter. Net income excluding special charges was $39.3 million, or $0.23 per diluted share, compared to $38.8 million, or $0.22 per diluted share for the same quarter last year. On a U.S. GAAP basis (including special charges), net income was $37.4 million, or $0.22 per diluted share for the current quarter.

Management believes that in order to better understand its short-term and long-term financial trends, investors may find it useful to consider results excluding special charges related to the estimated write off of in-process research and development (“IPR&D”) in connection with the acquisition of ATC, and other operations’ restructuring charges for headcount reductions. Management believes that the resulting non-GAAP financial measure provides useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations and is useful for period over period comparisons of such operations. Management eliminates such charges when evaluating the operating performance of the Company. Investors should consider the non-GAAP measure in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. In addition, the non-GAAP financial measure may not be the same as similar measures presented by other companies.  Detail of the Company’s non-GAAP measure is provided in the table below.

(unaudited) (in thousands, except per share data)		Three Months Ended September 30,			Six Months Ended September 30,
		2006	2007		2006	2007
Net Sales (GAAP)		$374,648	$400,706		$741,056	$783,864

Excluding special charges (Non-GAAP)
Special charges
Restructuring (after tax)	$	---	$1,439	$	---	$1,552
IPR&D (after tax)	$	---	$390	$	---	$390
Net Income		$38,785	$39,270		$75,018	$78,542
Diluted income per share		$0.22	$0.23		$0.43	$0.46

Including special charges (GAAP)
Net income		$38,785	$37,441		$75,018	$76,600
Diluted Income per share		$0.22	$0.22		$0.43	$0.44

Chief Executive Officer and President, John Gilbertson stated, "Revenues for the quarter exceeded $400 million for the first time since the fourth quarter of fiscal 2001 during the tech boom. Revenue increases over the same quarter in the prior year and over the previous quarter continue to be driven by increased end-user demand in the expanding electronics marketplace.”

On September 25, 2007, the Company acquired by merger all of the outstanding capital stock of ATC in exchange for approximately $231 million in cash, plus related transaction costs. ATC designs, develops, manufactures and markets electronic components, including ceramic multilayer capacitors, custom thin film circuits and resistive products. ATC's products are utilized in a broad range of commercial and military applications, including wireless infrastructure, fiber optics, medical electronics, semiconductor manufacturing equipment and satellite equipment. ATC has manufacturing facilities and sales offices in New York, manufacturing and research and development facilities in Florida, and sales offices in Sweden and China.

Commenting on the Company’s acquisition, John Gilbertson went on to state, “We believe that the addition of ATC will enhance our Advanced product group with offerings of additional components for our end-user’s sophisticated electronic needs.”

The Company incurred an estimated charge of $0.4 million in the current quarter related to the write off of IPR&D, included in its GAAP financial statements, related to the acquisition of ATC.

In addition, the Company incurred restructuring charges of $2.1 million related to other operations’ headcount reductions as we continue to realign production capability.

AVX, headquartered in Myrtle Beach, South Carolina, is a leading manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avx.com.

AVX CORPORATION
Consolidated Condensed Statements of Income
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2007	2006	2007
Net sales	$374,648	$400,706	$741,056	$783,864
Cost of sales	296,757	329,861	587,838	638,133
Restructuring charges	---	2,056	---	2,217
Gross profit	77,891	68,789	153,218	143,514
Selling, general & admin. expense	29,415	29,581	57,789	60,149
In-process research and development	---	390	---	390
Profit from operations	48,476	38,818	95,429	82,975
Other income	8,984	13,184	15,709	24,180
Income before income taxes	57,460	52,002	111,138	107,155
Provision for taxes	18,675	14,561	36,120	30,555
Net income	$38,785	$37,441	$75,018	$76,600

Basic income per share	$0.23	$0.22	$0.44	$0.45
Diluted income per share	$0.22	$0.22	$0.43	$0.44

Weighted average common
shares outstanding:
Basic	172,094	171,685	172,187	171,741
Diluted	172,784	172,477	172,952	172,530

Results for the quarter and six months ended September 30, 2007 include the results of ATC beginning September 26, 2007. The results of ATC were not material.

AVX CORPORATION

Consolidated Condensed Balance Sheets
(unaudited)
(in thousands)

	March 31,	September 30,
	2007	2007
Assets
Cash and cash equivalents	$684,382	$581,548
Short-term investments in securities	145,000	120,000
Accounts receivable, net	196,165	239,091
Inventories	330,141	382,776
Other current assets	65,707	68,245
Total current assets	1,421,395	1,391,660
Long-term investments in securities	139,000	89,000
Property, plant and equipment, net	243,873	292,027
Goodwill and other intangibles	71,166	247,702
Other assets	24,102	9,732

TOTAL ASSETS	$1,899,536	$2,030,121

Liabilities and Stockholders' Equity
Accounts payable	$126,689	$147,609
Current portion of long-term debt	---	2,171
Income taxes payable and accrued expenses	80,671	81,639
Total current liabilities	207,360	231,419
Long-term debt	---	4,773
Other liabilities	56,897	67,945

TOTAL LIABILITIES	264,257	304,137

TOTAL STOCKHOLDERS' EQUITY	1,635,279	1,725,984

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,899,536	$2,030,121

The Company completed its acquisition of ATC on September 25, 2007 for approximately $231.3 million cash plus related transaction costs. Based on the preliminary allocation of the purchase price to the assets acquired and liabilities assumed, the Company recorded approximately $77.5 million of goodwill, $97.4 million of identifiable intangible assets, $38.4 million of fixed assets and $46.4 million of working capital.

Contact:
AVX Corporation, Myrtle Beach
Kurt Cummings,
843-946-0691
finance@avxus.com